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                                 ADDENDUM NO. 1

                                       TO

                                    AGREEMENT

                                     BETWEEN

                              RGI REAL ESTATE, INC.

                                       AND

                            AVANTOR INTERNATIONAL AS


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                                 ADDENDUM NO. 1

     This Addendum No. 1 is made and entered into as of June __, 1996 among RGI REAL ESTATE, INC. ("RGI Real Estate"), AVANTOR INTERNATIONAL AS ("Avantor International"), and RGI HOLDINGS, INC. (the "Company").

                                    RECITALS

     A. RGI Real Estate, Avantor International, and the Company entered into an Agreement dated July 3, 1995 (the "Agreement"), pursuant to which RGI Real Estate and Avantor International agreed to establish, own, manage and control the Company. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Agreement.

     B. Since the Company was established and the initial shares were issued, RGI Real Estate and Avantor International have made or agreed to make additional capital contributions to the Company. The purpose of this Addendum is to confirm the amount of such additional capital contributions, the amount of additional shares to be issued to each Shareholder in consideration therefor, and certain other modifications to the Agreement which have been approved by the parties.

     NOW, THEREFORE, the parties agree to amend the Agreement as follows:

                                    AGREEMENT

1.   ISSUANCE OF ADDITIONAL SHARES.

     1.1 The Articles of Incorporation of the Company shall be amended in the form of Exhibit A attached hereto to increase the authorized shares of the Company from 100,000 to 200,000.

     1.2 All transfers of assets to the Company in exchange for additional stock are intended to qualify for nonrecognition treatment under Section 351 of the U.S. Internal Revenue Code.

     1.3 The Company shall issue an additional 8,044 shares to Avantor International in exchange for an additional capital contribution from Avantor International in the sum of thirty-five million Norwegian kroners (NOK 35,000,000).

     1.4 The Company shall issue an additional 60,956 shares to RGI Real Estate in exchange for additional capital contributions from RGI Real Estate in the form of (a) cash in the sum of $3,500,000, (b) 10,000 shares of the common stock of RGI Realty, Inc. (which owns 2,450,571 shares of the common stock of Koger



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Equity, Inc. with an estimated fair market value of approximately $32 million),
(c) promissory notes previously issued to RGI Real Estate by the Company or its subsidiaries in an aggregate principal amount of $18,508,226 (the details of which are set forth in Exhibit B attached hereto), and (d) contract rights contributed to the Company in connection with (i) the acquisition by the Company of approximately $33.5 million in debt of Banyan Mortgage Investment Fund ("Banyan") and its affiliates at a discount of approximately $4 million, (ii) the Agreement and Plan of Merger among the Company, RGI U.S. Holdings, Inc., and Banyan dated as of April 12, 1996, as amended and restated as of May 20, 1996, pursuant to which the Company has acquired 7,466,666 shares of Banyan common stock in a private placement and RGI U.S. Holdings, Inc. will be merged into Banyan in exchange for an additional 109,674,667 shares of Banyan stock ("Merger"), and (iii) the acquisition by Grand Harbor Associates, Inc. of an additional 45% ownership interest in the Grand Harbor project in Florida.

2.   VALUATION OF ADDITIONAL CONSIDERATION.

     For purposes of the issuance of the additional shares of the Company pursuant to this Addendum No. 1, it shall be assumed that the net fair market value of the additional contributions of Avantor International and RGI Real Estate described in Sections 1.3 and 1.4 above are $5,365,465 and $40,657,652, respectively.

3. OPTION TO REDEEM SHARES. Section 5 of the Agreement is amended in the following respects:

     (a) From and after the date on which the additional shares are issued to Avantor International and RGI Real Estate pursuant to this Addendum No. 1, and until the consummation of the Merger referred to in Section 1.4 above, the redemption price for Avantor International's shares in the Company shall be $21,765,465.

     (b) From and after the date on which the Merger is consummated, Section 5 of the Agreement shall be revised in its entirety to read as follows:

          During the one and a half year period from and after June 30, 1997 to and including December 31, 1998, Avantor International shall have the option to redeem its 33,044 shares of the common stock of the Company for 34,008,539 shares of the common stock of Banyan owned by the Company. Avantor International shall exercise this option by giving the Company and RGI Real Estate notice to that effect in writing, addressed to the President and Chairman of the Board of each company. The parties agree that the value of this option is USD $1,000. If Avantor International exercises this option, and so long as Avantor International


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     retains ownership of such shares of Banyan, the Company shall make its best efforts to ensure that Avantor International has the right to elect one of the members of the Board of Directors of Banyan.

4.   GOVERNING LAW.

     This Addendum No. 1 shall be governed by Norwegian law, provided, however, that the Company has been formed under Washington law and the parties shall abide by Washington law with respect to all matters relating to the establishment, ownership, management and operation of the Company, including the rights and obligations of the shareholders, officers and directors of the Company.

     IN WITNESS WHEREOF, RGI Real Estate, Avantor International and the Company have executed this Addendum No. 1 as of the day and year first above written.

RGI REAL ESTATE, INC.

By:
    ---------------------
Its:
    ---------------------

AVANTOR INTERNATIONAL AS

By:
    ---------------------
Its:
    ---------------------

RGI HOLDINGS, INC.

By:
    ---------------------
Its:
    ---------------------


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                                    EXHIBIT A

                              ARTICLES OF AMENDMENT

     Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment to Articles of Incorporation are herewith submitted for filing.

     ARTICLE 1.  The name of record of the corporation is RGI Holdings, Inc.


     ARTICLE 2.  The text of the amendment as adopted is as follows:

          Article III is amended in its entirety as follows:

                                     SHARES

               This corporation is authorized to issue 200,000 shares of common stock.

     ARTICLE 3. The amendment was duly adopted by shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040 on ___________________, 1996.

Dated:  _______________, 1996.



                              --------------------------------------------------
                              Kenneth L. Uptain, President

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                                    EXHIBIT B

                  LIST OF PROMISSORY NOTES CONVERTED TO EQUITY


Date                     Issuer                                       Amount
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